Exhibit 99.2

CIT Group Inc.
Long-Term Equity Compensation Plan
Award Agreement

You have been selected to be a Participant in the CIT Group Inc. Long-Term Equity Compensation Plan, as amended and restated as of February 25, 2003, and as amended as of February 23, 2005 (the "Plan"), as specified below:

Participant: NAME

Date of Award:

      The Award Agreement, effective as of the Date of Award (the "Date of Award") set forth above, represents the grant of Restricted Stock by CIT Group Inc. a Delaware corporation (the "Company"), to the Participant named above, pursuant to the provisions of the Plan.

      The Plan provides a complete description of the terms and conditions governing the Awards. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

      Restricted Stock

            (A) Grant of Restricted Stock. The Company hereby grants to the Participant x,xxx shares of Restricted Stock.

            (B) Rights as a Stockholder. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares and may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate.

            (C) Transferability. This Restricted Stock is not transferable by the Participant, whether voluntarily or involuntarily, by operation of law or otherwise, during the Period of Restriction, except as provided in the Plan. If assignment, pledge, transfer, or other disposition, voluntary or involuntary, of this Restricted Stock shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock, then the Participant's right to the Restricted Stock shall immediately cease and terminate and the Participant shall promptly forfeit to the Company all Restricted Stock awarded under this Agreement.


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            (D)   Vesting and Termination of Employment:

                  (1) Provided the Participant has continued in the employment of the Company to the last day of the Period of Restriction or has terminated from the Company due to Retirement, the restrictions applicable to the Restricted Stock shall lapse and the Shares of Restricted Stock shall become freely transferable as of the third anniversary of the Date of Award (for the purposes of this Award Agreement, such period shall be the "Period of Restriction").

                        "Retirement" for all Participants, means either (i) a Participant's election to retire upon attaining his or her "Normal Retirement Age"; or (ii) a Participant's election to retire upon (A) completing at least a 10-year "Period of Benefit Service" and (B) having either (1) attained age 55, or (2) incurred an "Eligible Termination" and, at the time of such "Eligible Termination," having attained age 54. The terms "Normal Retirement Age," "Period of Benefit Service" and "Eligible Termination" shall have the meanings as defined in the Retirement Plan.

                  (2) In the event the Participant's employment is terminated by reason of death, Disability, by the Company without "Cause" (as defined in an Employment Agreement between the Participant and the Company) or by the Participant with "Good Reason" (as defined in an Employment Agreement between the Participant and the Company) on or prior to the last day of the Period of Restriction, all Shares of Restricted Stock granted hereunder shall vest and all restrictions shall lapse upon the date of termination.

                  (3) If the Participant's employment with the Company terminates for a reason other than as set forth in Section (D)(1) or (D)(2) above on or prior to the last day of the Period of Restriction, all Shares of Restricted Stock granted hereunder shall immediately be forfeited by the Participant and be of no force or effect.

            (E) Share Certificates. The Company or its designee shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

            (F) Change of Control. Not withstanding any provision contained in this Award Agreement to the contrary, upon a Change of Control, all shares of Restricted Stock granted hereunder shall vest and all restrictions applicable to this Restricted Stock grant shall lapse.


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      Miscellaneous

            (A) This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. The Board shall have the right to impose such restrictions on any Shares acquired pursuant to the lapse or waiver of restrictions with respect to Restricted Stock, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

            (B) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant's rights under this Agreement, without the written consent of the Participant.

            (C) The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any exercise of the Participant's rights under this Agreement (the tax consequences and tax obligations of the Company and the Participant with respect to the Restricted Stock may vary according to the laws of different countries).

            (D) The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

            (E) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

            (F) All obligations of the Company under the Plan and this Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

            (G) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Award. CIT Group Inc.

                                                By: /s/ Susan P. Mitchell
                                                    ----------------------------
                                                        Susan P. Mitchell
                                                        Executive Vice President
                                                        Human Resources


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